Exhibit 3.2


                 RESTATED AND AMENDED ARTICLES OF INCORPORATION
                              As Of June 3, 2002 OF
                            VALPEY-FISHER CORPORATION


                  THE UNDERSIGNED, Joan Dacey-Seib, whose mailing address is c/o Jacobs Persinger & Parker, 77 Water Street, 17th Floor, New York, New York 10005, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.


                  FIRST:   The name of the corporation (the "Corporation") is
Valpey-Fisher Corporation.

                  SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law ("MGCL") as now or hereafter in force.

                  THIRD:   The address of the  Corporation's  principal  office
is 75 South Street, Hopkinton, Massachusetts 01748. The address of the Corporation's principal office and registered office in the State of Maryland is National Corporate Research, Ltd. c/o Harbor City Research, Inc., 201 East Baltimore Street, Suite 630, Baltimore, Maryland 21202. The name of its registered agent at that office is National Corporate Research, Ltd.

                  FOURTH: (a) The total number of shares of capital stock which the Corporation has authority to issue is Eleven Million (11,000,000) shares, consisting of ten million (10,000,000) shares of common stock, par value five cents ($.05) per share, and One Million (1,000,000) shares of series preferred stock, par value ten cents ($.10) per share. The aggregate par value of all authorized shares having a par value is Six Hundred Thousand dollars ($600,000).

                  (b) The following is a description of each class of stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption:

                  1. Common Stock. Subject to the rights of holders of any series of preferred stock established pursuant to paragraph 2 of this Article FOURTH, each share of common stock shall entitle the holder to one (1) vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Board of Directors in accordance with the MGCL and to all rights of a stockholder pursuant to the MGCL. The common stock shall have no preferences or preemptive, conversion or exchange rights. The Board of Directors may classify or reclassify any unissued shares of common stock from time to time by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption.

                  2. Series Preferred Stock. The Board of Directors shall have the power from time to time to classify or reclassify, in one (1) or more series, any unissued shares of series preferred stock by setting or changing the number of shares constituting such series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland ("SDAT") Articles Supplementary in substance and form as prescribed from time to time by the MGCL.

                  FIFTH: No holder of shares of capital stock of the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of common stock or any class of capital stock of the Corporation that the Corporation may issue or sell; provided, however, that the Board of Directors may, in authorizing the issuance of stock of any class or series, confer any preemptive right the Board of Directors may deem advisable in connection with such issuance, and set the price and any other terms the Board of Directors, in its sole discretion, may fix.

                  SIXTH: The number of directors that will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws but shall in no event be less than three (3) nor more than fifteen (15). The names of the directors who will serve until the first annual meeting of stockholders and until their successors are elected and qualify are Eli Fleisher, Lawrence Holsborg, John J. McArdle III, Robert W. Muir, Jr., Joseph W. Tiberio and Ted Valpey, Jr.

                  SEVENTH: The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

                  EIGHTH: The liability of the directors and officers of the Corporation to the Corporation and its stockholders for money damages is hereby limited to the fullest extent permitted by the laws of the State of Maryland now or hereafter in force. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission that occurred prior to such amendment or repeal.

                  NINTH: The Corporation shall indemnify its directors, officers, agents and employees as follows: (a) the Corporation shall indemnify its directors and officers, whether serving the Corporation, any predecessor of the Corporation, or at the Corporation's request any other entity, to the fullest extent required or permitted by the laws of the State of Maryland now or hereafter in force, and (b) the Corporation shall indemnify other employees and agents, whether serving the Corporation, any predecessor of the Corporation, or at the Corporation's request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such a person. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of these Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                  TENTH: Notwithstanding any provision of the General Laws of the State of Maryland requiring action to be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares of capital stock of the Corporation outstanding and entitled to vote thereupon, such action shall, except as otherwise provided in these Articles of Incorporation, be valid and effective if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of capital stock of the Corporation outstanding and entitled to vote thereupon voting together as a single class.


                  ELEVENTH: Pursuant to the express grant of authority contained in MGCL Sections 3-702(b) and 2-104(b), the control share acquisition provisions of Title 3, Subtitle 7 of the MGCL shall not apply with respect to the voting or any other rights of any shares of the Corporation's capital stock of every nature, kind and description whatsoever acquired or otherwise held by any entity, individual or any other person at anytime whatsoever and the acquisition of said shares by any such person or entity, as aforesaid, is hereby generally approved in all respects; provided that, this election shall be effective only for so long as the provisions of this Article ELEVENTH remain in full force and effect and the Corporation expressly reserves the right to amend, repeal or otherwise alter the same at anytime, in whole or in part, in accordance with the MGCL and the Corporation's Articles of Incorporation and Bylaws, as the same may be amended, supplemented and in effect from time to time.

                  TWELFTH: Pursuant to the authority contained in MGCL Sections 2-104(b) and 3.603(e)(1)(iii), the Corporation expressly elects that the special voting requirements of Section 3.602 of the MGCL shall not apply with respect to any person who became an "interested stockholder" (as that term is defined in MGCL Section 3-601(j)) of a corporation which merges with or into this Corporation more than five (5) years prior to the date of such merger.

                  THIRTEENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in any manner permitted by The General Laws of the State of Maryland, including any amendment changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification or otherwise, upon the vote of the holders of a majority of the shares of capital stock of the Corporation outstanding and entitled to vote thereon voting together as a single class.

                  FOURTEENTH: The duration of the Corporation shall be perpetual.

                  IN WITNESS WHEREOF, the undersigned incorporator of the Corporation who executed the foregoing Articles of Incorporation hereby acknowledges the same to be her act and further acknowledges that, to the best of her knowledge the matters and facts set forth therein are true in all material respects under the penalties of perjury.

                  Dated the 1st day of May, 1998.




                                            /s/ Joan Dacey-Seib
                                            -------------------
                                            JOAN DACEY-SEIB